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                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Goldman Sachs Trust:

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated February 10, 1997 for the Goldman Sachs Trust Financial Square Funds (which includes, Prime Obligations Fund, Money Market Fund, Treasury Obligations Fund, Government Fund and Federal Tax-Free Money Market Fund) and to all references to our firm included in or made a part of Post-Effective Amendment No. 38 and Amendment No. 40 to Registration Statement File Nos. 33-17619 and 811-5349, respectively.


                                                /s/ Arthur Andersen LLP

                                                Arthur Andersen LLP


Boston, Massachusetts
August 25, 1997